Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-167429 on Form S-4 of our report dated March 16, 2010 (June 8, 2010 as to Note 19 and Note 21), relating to the financial statements of JDA Software Group, Inc. (the “Company”) appearing in the Company’s Current Report on Form 8-K dated June 8, 2010. We also consent to the incorporation by reference in this Amendment No. 1 to Form S-4 to Registration Statement No. 333-167429 of our report dated March 16, 2010 on the effectiveness of the Company’s internal control over financial reporting appearing in the Annual Report on Form 10-K of the Company and subsidiaries for the year ended December 31, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Phoenix, Arizona
July 30, 2010